NEWS RELEASE
                             ------------

     The Theme Factory, Inc., a Nevada corporation ("Theme"), OTC Bulletin Board Symbol "TMFT," has completed the acquisition of 100% of AquaPure International, Inc., a Nevada corporation ("AquaPure"), and 100% of Water Star Bottling, Inc., a Wyoming corporation ("Water Star" [and its 85% majority-owned subsidiary, Geyser Products, LLC, a Delaware limited liability company, "Geyser"]), pursuant to separate Definitive Agreements and Plans of Acquisition (the "Agreements") that were conditioned upon the closing of the other.

     Theme's name was changed to "Geyser Group, Ltd." and a new symbol, "GEYR," has been assigned to the Company effective Thursday, March 15, 2001.

     Immediately prior to the closing of these Agreements, a principal stockholder of Theme canceled 1,145,000 shares to the treasury of Theme, and Theme effected a 300% dividend (three additional shares for each share owned) on outstanding shares of record at March 12, 2001.

     AquaPure was organized in July, 1999, to acquire operating spring water companies through financing and business combinations. Water Star, through its marketing division, Geyser, bottles and markets spring water from North America's ONLY cold water geyser located in the Bridger/Teton National Forest, Wyoming. It also markets fruit flavored spring water nationally.

          An 8-K Current Report dated March 9, 2001, concerning these Agreements will be filed with the Securities and Exchange Commission and will be available for review in the EDGAR Archives.

          This News Release may contain "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, and Section 21E of the Securities Exchange Act of 1934. Although Theme believes that the expectations reflected in these forward-looking statements are reasonable, it can give no assurance that any expectations will prove correct.

March 16, 2001
                              The Board of Directors

Mesa, Arizona
Mr. Michael Vance
480-898-7450